Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to (i) our Reserve Report dated February 11, 2016 (the "Reserve Report"), relating to the proved reserves and future revenue as of October 1, 2015, of certain oil and gas properties acquired by Samson Oil & Gas Limited from Oasis Petroleum North America LLC located in Montana and North Dakota, and (ii) our Price Sensitivity Letter dated June 14, 2016, which supplements the Reserve Report with as of date and price sensitivity as of March 31, 2016, and we further consent to the use of the name of Netherland, Sewell & Associates, Inc. in the Form 8-K/A dated June 15, 2016, and in other reports filed with the Securities and Exchange Commission by Samson Oil and Gas Limited. We also consent to the incorporation by reference of information from our reports in Samson Oil & Gas Limited’s Registration Statements on Form S-3 (No. 333-207306) and Form S-8 (No. 333-173647) and related prospectuses.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ G. Lance Binder

G. Lance Binder, P.E.

Executive Vice President

Dallas, Texas

June 15, 2016

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